Exhibit 99

News release

TI names President and CEO Haviv Ilan as chairman of the board

Rich Templeton to retire as chairman after 45-year career with the company

DALLAS (Oct. 16, 2025) – Texas Instruments Incorporated (TI) (Nasdaq: TXN) today announced that its board of directors has elected President and Chief Executive Officer Haviv Ilan to take on the additional role as chairman, beginning January 2026. Ilan succeeds Rich Templeton, who will retire at the end of 2025 after a 45-year career with the company.

Ilan has been a member of the board of directors since 2021 and TI’s president and CEO since 2023. Prior to that, he was chief operating officer and held senior leadership positions across TI’s analog and embedded processing businesses during his 26-year career at the company.

“Rich leaves an incredible legacy at TI and across the semiconductor industry. He has been a transformative leader, and we are grateful for Rich’s vision, passion and wisdom that shaped TI to become the great company that it is today,” said Janet Clark, lead director of the TI board and chair of the audit committee. “This is a well-planned transition, and TI is in excellent shape operationally, financially and strategically. Haviv’s appointment to chairman reflects his strong track record as a strategic and operational leader and the board’s confidence that he is the right person to further strengthen the company for the long term.”

“On behalf of our entire company, I want to thank Rich for his steadfast dedication and contributions to TI,” said Ilan. “Rich has been instrumental in driving TI’s success, and his leadership will have an enduring impact on our company. He inspired a generation of leaders, and I’m honored to carry his legacy forward as we continue to execute our strategy, strengthen our competitive advantages and generate long-term value.”

For biographical information, see the following links:

•	Haviv Ilan (https://investor.ti.com/leadership/haviv-ilan)

•	Rich Templeton (https://investor.ti.com/leadership/richard-templeton)

About Texas Instruments

Texas Instruments Incorporated (Nasdaq: TXN) is a global semiconductor company that designs, manufactures and sells analog and embedded processing chips for markets such as industrial, automotive, personal electronics, enterprise systems and communications equipment. At our core, we have a passion to create a better world by making electronics more affordable through semiconductors. This passion is alive today as each generation of innovation builds upon the last to make our technology more reliable, more affordable and lower power, making it possible for semiconductors to go into electronics everywhere. Learn more at TI.com.

TXN-G

2